FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces January 2015 Wholesale Distribution Sales

Over $275 Million in Equity Sales Raised Through 30 Direct Investment Programs

Sees Steady Improvement in Non-Traded Direct Investment Sales Versus Prior Month

Average Daily Sales Increase 37% in Second Half of the Month

New York, New York, February 5, 2015 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital” or the “Company”) announced today that its wholesale broker-dealer subsidiaries, Realty Capital Securities, LLC (“Realty Capital Securities”), SC Distributors, LLC (“Strategic Capital”) and The Hatteras Funds,
raised over $275 million of equity capital in the month of January through 30 direct investment programs, an increase from $270 million raised in December 2014.

The Company noted that it saw continuous and steady improvement in equity sales across its diverse platform, including sales of non-traded direct investment programs which were $238 million for January 2015 versus $228 million for December 2014. In addition, average daily sales in the second half of the month increased by 37% versus the first half of the month, in what is traditionally a slow month for equity capital raising.

RCS Capital currently has an industry leading 1,568 active selling agreements in place, inclusive of programs distributed by Strategic Capital, versus approximately 1,151 agreements for the same period last year for Realty Capital Securities. The Company currently works with over 325 broker dealers and registered investment advisors or “RIA’s” to distribute alternative investment solutions.

“We believe that January’s total equity sales of $275 million and the $9.7 billion total equity raised for 2014 continue to validate the breadth and strategic positioning of our platform,” commented Michael Weil, Chief Executive Officer of RCS Capital. “Despite the loss of trading days due to the holidays and weather-related conditions affecting the Northeast, the consistent and steady improvements in our equity sales from the first to the second half of the month, as well as acceleration in sales of our non-traded direct investment programs, indicate a strong start to the new year. Additionally, we expect the ongoing reinstatement of our selling agreements and the strengthening of our selling group will continue to be a positive contributor to our capital raising activities. RCS Capital entered 2015 as the largest distributor of direct investment and liquid alternative solutions, with 30 investment products in offering and we fully expect to capitalize and expand our offerings to meet the needs of the growing retail investor market.”

Mr. Weil continued, “As expected, Bill Dwyer continued to successfully execute in his role as Realty Capital Securities’ Chief Executive Officer, helping to ensure that the company is poised to expand its leading market positioning in 2015. With over $50 billion of equity expected to monetize through liquidity events industry wide, and six closed programs representing $9 billion of equity in Realty Capital Securities distributed offerings awaiting liquidity events, we believe there is significant opportunity for the recapturing of equity capital into second and third generation direct investment programs.  As an example, we are already seeing positive momentum and are benefiting from the completion of American Realty Capital Healthcare Trust’s liquidity event earlier this month, a program previously distributed on the Realty Capital Securities platform and a transaction where RCS Capital acted as co-advisor with Citi and JP Morgan. This transaction was one of the most successfully completed liquidity events and delivered $13.12 per share to its shareholders, representing over a 30% increase from the program’s initial share price in a $3.2 billion stock and cash transaction.  Against this positive backdrop, we believe that the fundamental strength of our wholesale distribution platform will enable us to strategically capitalize on the many significant opportunities ahead.”

“Our momentum in January gives us confidence in the market demand for our diverse alternative investment products,” said Bill Dwyer, Chief Executive Officer of Realty Capital Securities. “RCS Capital started the year strong with 1,568 selling agreements, compared to 1,151 selling agreements at the beginning of 2014. With the majority of our selling agreements in place and given our robust and value-enhancing platform, we are confident that more firms and advisors will seek our diverse offering of alternative investment solutions for their retail clients.”

Mr. Dwyer added, “We are also pleased to see indirect indicators of our growth opportunities picking up as well, namely acceleration in the pace of call volume with our clients, as well as the number of meetings conducted during the month. With tickets in January up 13% over December 2014, we believe that the momentum we have gained will continue in the year ahead. Importantly, as one of the largest, most successful organizations in retail alternative investment distribution, with 90 external wholesalers, 90 internal wholesalers, and 16 national accounts representatives, we believe we have the scale, products and expertise to capitalize on the attractive opportunities we see going forward.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," "look forward" or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to integrate businesses it has acquired in recent and pending acquisitions with its previously existing businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903